EX-99.m.1.i

Amended and Restated
Schedule I

Series	Fee Rate	Commencement Date

RevenueShares Large Cap Fund	0.25%	October 12, 2007
RevenueShares Mid Cap Fund	0.25%	October 12, 2007
RevenueShares Small Cap Fund	0.25%	October 12, 2007
RevenueShares Consumer Discretionary Sector Fund	0.25%	June 20, 2008
RevenueShares Consumer Staples Sector Fund	0.25%	June 20, 2008
RevenueShares Energy Sector Fund	0.25%	June 20, 2008
RevenueShares Financials Sector Fund	0.25%	June 20, 2008
RevenueShares Health Care Sector Fund	0.25%	June 20, 2008
RevenueShares Industrials Sector Fund	0.25%	June 20, 2008
RevenueShares Information Technology Sector Fund	0.25%	June 20, 2008
RevenueShares Materials Sector Fund	0.25%	June 20, 2008
RevenueShares Utilities Sector Fund	0.25%	June 20, 2008
RevenueShares ADR Fund	0.25%	June 20, 2008
RevenueShares Navellier Overall A-100 Fund	0.25%	June 20, 2008
RevenueShares Ultra Dividend Fund	0.25%	May 23, 2013
RevenueShares Emerging Market Fund	0.25%	May 23, 2013

Effective Date: May 23, 2013